Exhibit 10.12

ACADIA Pharmaceuticals Inc.

Description of Outside Director Compensation Program

The Board of Directors (the “Board”) of ACADIA Pharmaceuticals Inc. (“ACADIA”) has approved the following fees that are payable to the non-management directors who are members of the Board:

Annual Retainer	$15,000 per year
Additional Retainer for Board Chairman	$7,500 per year
Options	6,500 per year

The Annual Retainer amounts are payable following the first meeting of the Board that follows the annual meeting of ACADIA’s stockholders. Directors may elect to convert their retainer amounts, in whole or in part, into options with an aggregate exercise price equal to three times the amount elected for conversion. Options are granted to directors at the Board meeting following the annual meeting of stockholders in accordance with the provisions of stock option plans that have been approved by ACADIA’s stockholders. The annual retainer amount and option grant may be pro rated for a director that joins the Board other than at the first meeting of the Board following the annual meeting of stockholders.

In addition, non-management Board members are paid the following fees for attending meetings of the Board and the committees of the Board:

Attendance at Board meeting:

$1,000 per meeting attended in person

$250 per meeting attended telephonically

Attendance at scheduled committee meeting (except Audit or Nominating):

$500 per meeting attended in person

$250 per meeting attended telephonically

Audit or Nominating Committee Chairman:

$1,500 per meeting attended in person

$1,000 per meeting attended telephonically

Other Audit or Nominating Committee Members:

$750 per meeting attended in person

$500 per meeting attended telephonically